Exhibit 99.1

CDC Traveler-based Genomic Surveillance Program to Expand to Two New US International Airports in Miami and Chicago

The TGS program, a leading example of biosecurity infrastructure, operates at a total of nine US locations and leverages voluntary nasal swabs as well as wastewater sampling from international travelers to detect more than 30 pathogens.

New York, NY — March 12, 2024 — Ginkgo Bioworks (NYSE: DNA), which is building the leading platform for cell programming and biosecurity, the Centers for Disease Control and Prevention (CDC), and XpresCheck by XWELL, Inc. (Nasdaq: XWEL), a leader in the delivery of onsite pathogen screening, today announced they are expanding the CDC's Traveler-based Genomic Surveillance (TGS) program to new collection locations at US international airports in Miami (MIA) and Chicago (ORD).

Additional program funding and expanded program scope, which will double the CDC’s current investment in the TGS program, will be used to substantially increase the volume of nasal and wastewater samples collected, tested, and sequenced using a custom multipathogen panel. This expanded funding will also bring the number of airports in the program to a total of nine active sites: Los Angeles, San Francisco, New York (JFK), Washington Dulles, Newark, Boston, Seattle, Miami, and Chicago.

Since its inception in September 2021, the TGS program has demonstrated its ability to serve as an early detection mechanism for new pathogens and fill gaps in global biosurveillance.

The program has detected several novel strains of SARS-CoV-2 (the virus that causes COVID-19), using different sample types, including nasal swabs collected anonymously from volunteer international travelers arriving at participating airports hosting mobile testing centers in terminals, as well as wastewater samples from airplanes and airport triturators. In October 2023, the program expanded to cover a list of more than 30 viral and bacterial targets.

The first phase of multipathogen testing and sequencing in November and December 2023 proved successful, and the TGS program was able to detect positive samples containing several pathogens of interest, including influenza A and B, RSV, and Mycoplasma pneumoniae, a bacteria that causes pneumonia.

“We are thrilled to have the opportunity to take the TGS program to the next level. Multipathogen biomonitoring expands this critical biosecurity infrastructure for the United States,” said Matt McKnight, General Manager for Biosecurity at Ginkgo Bioworks. “The frequency of new outbreaks around the world reminds us every day that persistent and strategically focused biosurveillance is paramount to ensure readiness and rapid response. We are honored that CDC continues to trust this consortium to deliver a strategic piece of our biothreat preparedness.”

The program continues to innovate in the space of pathogen genomics and biosecurity by introducing new collection modalities, launching in new locations, and refining the list of target pathogens to provide a clearer picture of what pathogens are circulating through the international travel system. It is supported by robust operational partnership.

“This expansion demonstrates the continued capability of the TGS program and is a further realization of the goal set out by the CDC and the Federal Government to incorporate this program as part of a permanent biosecurity effort in the United States,” said Ezra Ernst, CEO of XpresCheck. "It allows us to continue providing a frontline defense against potential pathogens entering our country and reinforces our commitment to public health.”

“The additional funding of the program allows us to add infrastructure to support new mobile testing centers at Miami International Airport and Chicago O’Hare International Airport. It will also enable us to increase testing capacity at existing airports, reinforcing our position as the largest consortium of partners in the biosecurity space,” added Ernst.

About XWELL, Inc.

XWELL, Inc. (Nasdaq: XWEL) is a leading global wellness holding company operating multiple brands: XpresSpa®, Treat™, Naples Wax Center®, XpresCheck® and HyperPointe™.

●	XpresSpa and its Treat brand are leading retailers of wellness services and related products, with 34 locations in 15 airports globally.
●	Naples Wax Center is a group of upscale skin care boutiques, with three locations currently operating.
●	XpresCheck is a provider of screening and diagnostic testing in partnership with the CDC and Concentric by Ginkgo, conducting bio-surveillance monitoring in its airport locations to identify new SARS-CoV-2 variants of interest and concern as well as other pathogens entering the country from across the world.
●	HyperPointe is a leading digital healthcare and data analytics relationship company serving the global healthcare industry.

About Ginkgo Bioworks

Ginkgo Bioworks is the leading horizontal platform for cell programming, providing flexible, end-to-end services that solve challenges for organizations across diverse markets, from food and agriculture to pharmaceuticals to industrial and specialty chemicals. Ginkgo's biosecurity and public health unit, Concentric by Ginkgo, is building global infrastructure for biosecurity to empower governments, communities, and public health leaders to prevent, detect and respond to a wide variety of biological threats. For more information, visit ginkgobioworks.com and concentricbyginkgo.com, read our blog, or follow us on social media channels such as X (formerly known as Twitter) (@Ginkgo and @ConcentricByGinkgo), Instagram (@GinkgoBioworks and @ConcentricByGinkgo), Threads (@GinkgoBioworks), or LinkedIn.

Forward-Looking Statements of XWELL, Inc.

This press release may contain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements relating to expectations about future results or events, including the Company’s current plans and expectations relating to the business and operations and future store openings for Naples Wax Center, are based upon information available to XWELL as of today's date and are not guarantees of the future performance of the Company, and actual results may vary materially from the results and expectations discussed. Additional information concerning these and other risks is contained in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and other Securities and Exchange Commission filings. All subsequent written and oral forward-looking statements concerning XWELL, or other matters and attributable to XWELL or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. XWELL does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Forward-Looking Statements of Ginkgo Bioworks

XWELL INVESTOR CONTACT:

IR@XWELL.com

XWELL MEDIA CONTACT:

mkucinski@mww.com

GINKGO BIOWORKS INVESTOR CONTACT:

investors@ginkgobioworks.com

GINKGO BIOWORKS MEDIA CONTACT:

press@ginkgobioworks.com